Exhibit 2.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made as of August 19, 2013 by and between Sabre Manufacturing, LLC, a Indiana limited liability company, having an office at 5420 E. State Road 8, Knox, Indiana 46534 (“Seller”), Steven Adler, the majority interest holder and Managing Member of Seller (“Member”), MANITEX SABRE, INC., a Michigan corporation, having an office at 9725 Industrial Drive, Bridgeview, Illinois 60455 (“Purchaser”), and MANITEX INTERNATIONAL, INC., a Michigan corporation, having an office at 9725 Industrial Drive, Bridgeview, Illinois 60455 (“Parent”).

R E C I T A L S

WHEREAS, Seller is engaged in the business of designing, developing, manufacturing, distributing and marketing frac tanks and other liquid storage and containment solutions for commercial applications (the “Business”);

WHEREAS, the Business is composed of certain assets and liabilities of Seller;

WHEREAS, Parent directly owns all of the outstanding shares of Purchaser and as such expects to receive a substantial benefit from the transaction contemplated hereby;

WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase and assume from Seller, the Purchased Assets (as defined herein), and Purchaser is willing to assume, the Assumed Liabilities (as defined herein), in each case as more fully described and upon the terms and subject to the conditions set forth herein; and

WHEREAS, Seller and Purchaser desire to enter into the Assignment and Bill of Sale, the Assumption Agreement, the Employment and Consulting Agreements, the Lease Amendments and other collateral agreements more fully described herein (collectively, the “Collateral Agreements”).

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Definitions

1.1 Defined Terms

For the purposes of this Agreement, in addition to the words and phrases that are described throughout the body of this Agreement, the following words and phrases shall have the following meanings:

“Affiliate” of any Person means any Person that controls, is controlled by, or is under common control with such Person.

“Assignment and Bill of Sale” means that certain Assignment and Bill of Sale executed and delivered at Closing.

“Assumption Agreement” means that certain Assumption Agreement executed and delivered at Closing.

“Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (including any “multiemployer plan” as defined in Section 3(37) of ERISA) and each profit-sharing, bonus, stock option, stock purchase, stock ownership, pension, retirement, severance, deferred compensation, excess benefit, supplemental unemployment, post-retirement medical or life insurance, welfare or incentive plan, or sick leave, long-term disability, medical, hospitalization, life insurance, other insurance plan, holidays, vacation, leave of absence or other employee benefit plan, program, policy, practice or arrangement, whether written or unwritten, qualified or non-qualified, funded or unfunded, offered, maintained or contributed to by Seller or its Subsidiaries for the benefit of any Business Employee or with respect to which the Seller or its Subsidiaries has or may have any liability, whether direct or indirect, actual or contingent (including, but not limited to, liabilities arising from affiliation under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA).

“Business” means the business of Seller as defined in the First Recital hereof, as conducted on the Closing Date.

“Business Day” means a day that is not a Saturday, a Sunday or a statutory or civic holiday in the State of New York, or any other day on which the principal offices of Seller or Purchaser are closed or become closed prior to 2:00 p.m. local time.

“Business Employees” means the employees of Seller who are employed in the Business on the date hereof and identified on Schedule 3.8(a).

“Business Records” means all books, records, ledgers and files or other similar information to the extent used primarily in the conduct of the Business, including price lists, customer lists, vendor lists, mailing lists, warranty information, catalogs, sales promotion literature, advertising materials, brochures, records of operation, standard forms of documents, manuals of operations or business procedures, research materials, design plans, manufacturing processes, and product testing reports required by any national, federal, state, provincial or local court, administrative body or other Governmental Body of any country, but excluding any such items to the extent (i) they are included in, or primarily related to, any Excluded Assets or Excluded Liabilities, (ii) any applicable Law prohibits their transfer, or (iii) they are confidential personnel records.

“Cash” means all cash, certificates of deposit, bank deposits, negotiable instruments, marketable securities or similar cash items or employee receivables (“Cash and Cash Equivalents”)

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq. as amended.

“Closing” means the closing of the transactions described in Article 7.

“Closing Date” means the date of the Closing as determined pursuant to Section 7.3.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time, and as codified in Code Section 4980B and ERISA Sections 601 through 608.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Competitive Activities” has the meaning assigned in Section 5.11(a).

“Confidentiality Agreement” shall mean the Confidentiality and Non-Disclosure Agreement between Seller and Purchaser dated April 26, 2012.

“Contracts” means all Material Contracts and all other Third-Party contracts, agreements, leases and subleases, supply contracts, purchase orders, sales orders and instruments used or held for use in each case exclusively in the conduct of the Business, that will be in effect on the Closing Date to which Seller is a party, (i) for the provision of goods or services to the Business by any Third Party, (ii) for the sale of Products of the Business or performance of services by the Business to any Third Party, (iii) relating to any consulting arrangements, including those with the Persons set forth on Schedule 1.1(a), and (iv) any such contracts, agreements, instruments and leases referred to in clauses (i) - (iii), inclusive, entered into between the date hereof and outstanding as of the Closing Date by Seller, but “Contracts” excludes the Excluded Contracts.

“Domain Transfer Agreement” shall mean that certain Domain Transfer Agreement executed and delivered at Closing.

“Encumbrance” means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, covenant or other similar restrictions, rights of first refusal, first offer or similar preemptive rights or third party rights affecting the Purchased Assets other than Permitted Encumbrances.

“Environmental Claim” shall mean any and all administrative, regulatory, judicial, or third party actions, suits, demands, demand letters, orders, directives, claims, security interests, investigations, requests for information, notices of liability, proceedings or notices of noncompliance or violation (written or oral) by any Person alleging damage to property, personal or bodily injury, or damage, injury or other adverse effect on the environment, or potential liability or notice of potential liability (including potential liability for enforcement, investigatory costs, clean-up costs, governmental response costs, removal costs, remedial costs, injunctive relief, natural resources damages, property damages, personal injuries, contribution, penalties, fines or forfeitures) arising out of, based on or resulting from: (i) the presence, release, or threatened release, of any Hazardous Substances from or at any location at which the Business is or was conducted, whether or not owned or operated by Seller, or any location which received any Hazardous Substance from Seller or the Business; or (ii) the transportation, storage, treatment, recycling, use or disposal of Hazardous Substances in connection with the operation of the Business; or (iii) circumstances forming the basis of any violation or alleged violation of any Environmental Law by Seller in respect of the Business; or (iv) any and all claims by any Person seeking damages, contribution, indemnification, cost recovery, contribution, compensation or injunctive relief resulting from the presence, Release, or threatened Release of any Hazardous Substances from or at any location at which the Business is or was conducted or on any site or location which received any Hazardous Substance from Seller and/or the Business.

“Environmental Law” means all Laws concerning worker health and safety, Hazardous Substances, natural resources, conservation, wildlife, or protection of the environment, underground storage tanks, public health, noise, odors, or mold, including, without limitation, CERCLA, RCRA or any other similar Laws, in each case as in effect on or prior to the Closing Date or, with respect to representations and warranties made on the date hereof, on or prior to the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934 (together with the rules and regulations promulgated thereunder).

“Excluded Contracts” means those Contracts (i) set forth on Schedule 1.1(b), (ii) under which performance by Seller or an Affiliate has been completed and for which there is no remaining warranty, maintenance, or support obligation, (iii) General Purchase Agreements, or (iv) relating to Excluded Assets or Excluded Liabilities, provided, however, that any Excluded Contracts that are also Material Contracts shall be expressly and individually set forth on Schedule 1.1(b) and not included in subsections (ii) through (iv) above.

“Excluded Leased Equipment” means the equipment set forth on Schedule 1.1(c).

“Fair Market Value” means the current open market price of such item on the date such calculation is to be made.

“Fixtures and Supplies” means all furniture, furnishings and other tangible personal property owned by Seller or its Subsidiaries and used or held for use primarily in the conduct of the Business and located on the Premises, including desks, tables, chairs, file cabinets and office supplies.

“GAAP” means United States generally accepted accounting principles.

“General Purchase Agreements” shall mean Third-Party supply contracts or other agreements between Seller or an Affiliate and a Third Party pursuant to which Seller or an Affiliate purchases products or services from such Third-Party for any of Seller’s or an Affiliate’s businesses other than solely for the Business.

“Governmental Body” means any legislative, executive or judicial unit of any governmental entity (foreign, federal, state or local) or any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“Governmental Permits” means all governmental permits and licenses, certificates of inspection, approvals, orders, consents or other authorizations with respect to the Business that are necessary for the operation or conduct of the Business as currently conducted under applicable Laws.

“Hazardous Substance” means (i) any hazardous, toxic, infectious, radioactive or dangerous waste, substance or material, pollution or a pollutant, or contamination or a contaminant, or other waste as defined as such in (or for the purposes of) any Environmental Law, including Environmental Laws relating to or imposing liability or standards or conduct concerning any hazardous, toxic, infectious, radioactive or dangerous waste, substance or material in effect on the date of this Agreement, (ii) asbestos or polychlorinated biphenyl, (iii) oil, petroleum, or any fraction thereof, or (iv) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Body pursuant to any Environmental Law or any other health and safety law, code, ordinance, rule or regulation, order or decree, and which may or could pose a hazard to the health and safety of workers at or users of any properties of Seller or cause damage to the environment.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property Rights” means those (i) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and re-examinations thereof) registered or applied for in the United States and all other nations throughout the world, (ii) statutory and common law rights to trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world and all goodwill associated therewith, (iii) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world and all moral rights, renewals, extensions, reversions or restorations associated with such copyrights, (iv) statutory and common law rights to trade secrets and know-how in the United States and all other nations throughout the world, and (v) Internet domain names, other than with respect to the Sabre Intellectual Property.

“Inventory” means all inventory, wherever located, including raw materials, work in process, recycled materials, finished products, inventoriable supplies, parts and non-capital spare parts owned by Seller and used or held for use primarily in the operation or conduct of the Business, and any rights of Seller to the warranties received from suppliers and any related claims, credits, rights of recovery and setoff with respect to such Inventory.

“IRS” means the U.S. Internal Revenue Service.

“Laws” shall mean any national, federal, state, provincial, county or local law, statute, ordinance, rule, regulation, common law, code, order, judgment, injunction or decree of any country; however, as to a particular party, only those orders, judgments, injunctions or decrees enforceable against such party shall be included in the definition of “Laws” hereunder as regards such party.

“Lease Assignment” means each Lease Amendment.

“Lease Consent” means such consents and approvals of any Third Party as may be required as a condition of any Lease Assignment, Sublease, or License of Leased Premises as a consequence of such Lease Assignment, Sublease or License of Leased Premises or in order to avoid any breach of a lease for a Leased Premises.

“Leased Equipment” means the computer hardware and embedded software (but only to extent such software is covered by the lease agreement for such computer hardware ), servers, manufacturing equipment, machinery, equipment, automobiles and other vehicles, other tangible personal property and other similar items leased and used by Seller primarily in the conduct of the Business including the leased equipment set forth on Schedule 1.1(c) but excluding any such items primarily related to Excluded Assets or Excluded Liabilities.

“Leased Premises” means all real property that is leased by Seller from its Affiliates and used or held for use by Seller primarily in the operation or conduct of the Business, which real property is identified on Schedule 3.6.

“Licenses” means all licenses, agreements and other arrangements identified on Schedule 1.1(d) under which Seller or any of its Subsidiaries has the right to use any Proprietary Information of a Third Party to the extent used or held for use in the operation or conduct of the Business.

“Nonassignable Licenses” means those licenses, agreements or other arrangements of Seller or any of its Affiliates with respect to patents or any other Proprietary Information of any Third Party which are not specifically identified on Schedule 1.1(d).

“Nonassigned Business Records” means all books, records, ledgers and files or other similar information to the extent used in the conduct of the Business, but not included in the Business Records, including price lists, customer lists, vendor lists, mailing lists, warranty information, catalogs, sales promotion literature, advertising materials, brochures, records of operation, standard forms of documents, manuals of operations or business procedures, research materials, and product testing reports required by any national, federal, state, provincial or local court, administrative body or other Governmental Body of any country.

“Non-Insured Risk” shall mean (i) any Losses which are not reasonably expected to be covered by the PLL Policy, (ii) deductible(s), including without limitation any self-insured retention(s), (iii) Losses in excess of the PLL Policy limits, (iv) any claim or Losses denied by the insurer, and (v) any claim or Loss that is not promptly accepted in writing by the insurer (failure to accept any portion of a claim or Loss within 90 days or the timeframe set forth in the PLL Policy, whichever occurs later shall be deemed a denial); provided, however, that with respect to (v), if any failure by the insurer to accept a claim or Loss extend beyond 90 days after insurer’s receipt of notice, Purchaser may bring an immediate claim for indemnification under this Agreement with respect to any liability or Loss which it is obligated to pay by Law or court order, or any Losses which Purchaser reasonably pays incurs in order to mitigate or reduce the amount of any potential Losses.

“Parent Average Stock Price” means the average of the closing prices of a share of Parent Common Stock on the National Association of Securities Dealers Automated Quotation System as reported in The Wall Street Journal (national edition) (or if not reported thereby, any other authoritative source) for the ten (10) consecutive trading days ending on the trading day immediately prior to the date of such calculation; provided that if, during such ten (10) consecutive trading day period, the outstanding shares of Parent Common Stock are subject to a stock split, stock dividend or stock combination, Parent shall make an appropriate and equitable adjustment in the number of shares issued pursuant to this Agreement.

“Parent Common Stock” means the common stock of Parent.

“Payables” means accounts and notes payable, and other short-term indebtedness or obligations arising out of or occurring in connection with the conduct of the Business, in the ordinary course, including, without limitation, all accrued expenses shown as liabilities on the Seller’s balance sheet related to same, together with all unpaid financing charges accrued thereon.

“Permitted Encumbrances” means any (i) liens for taxes, assessments and other governmental charges or of landlords, liens of carriers, warehouseman, mechanics and material men incurred in the ordinary course of business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (ii) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases government contracts, performance and return of money bonds and similar obligations, (iii) purchase money liens, (iv) licenses granted by Seller or any Affiliate in connection with the sales of products in the ordinary course of business, and (v) any Encumbrance listed on Schedule 1.1(e).

“Person” means any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust, unincorporated organization or other entity, or any government or regulatory, administrative or political subdivision or agency, department or instrumentality thereof.

“PLL Policy” shall mean that Pollution Legal Liability Policy # ZRE 5911449 dated August 19, 2013 issued by Zurich American Insurance Company.

“Premises” means the facilities of Seller as identified on Schedule 3.6.

“Principal Equipment” means the computers, servers, machinery and capital equipment and other similar items used by Seller primarily in the conduct of the Business but not the Purchased Leased Equipment, but including without limitation the equipment set forth on Schedule 1.1(f). Principal Equipment includes rights to the warranties received from the manufacturers and distributors of said items and to any related claims, credits, rights of recovery and setoff with respect to said items, but only to the extent such rights are assignable.

“Products of the Business” means the products manufactured and/or sold by the Business set forth on Schedule 1.1(g).

“Proprietary Information” means all information (whether or not protectable by patent, copyright, mask works or trade secret rights) not generally known to the public, including, but not limited to, works of authorship, inventions, discoveries, patent applications, software, mask works, know-how and show-how, specifications, designs, plans, prototypes, technical manuals, data, libraries, blueprints, drawings, proprietary processes, product information, development work-in-process, and other business, marketing, product and/or technical information.

“Purchased Leased Equipment” means the equipment set forth on Schedule 1.1(h).

“Purchaser Material Adverse Effect” means any condition or event that, individually or in the aggregate, has a material and adverse effect upon the business, assets, results of operations or condition (financial or otherwise) of Purchaser and its Subsidiaries, taken as a whole, other than any condition or event (i) relating to the United States or foreign economies or securities markets in general, (ii) relating to the industrial tank manufacturing industry in general and not specifically relating to the Business, (iii) resulting from the public announcement of the transactions contemplated by this Agreement, or (iv) resulting from compliance by Purchaser with the terms of this Agreement.

“RCRA” means the federal Solid Waste Disposal Act, 42 U.S.C. Section 6901, et. seq. as amended, including without limitation the Resource Conservation and Recovery Act.

“reasonable commercial efforts” means that the obligated party is required to make a diligent, reasonable and good faith effort to accomplish the applicable objective. Such obligation, however, does not require an expenditure of funds or the incurrence of a liability on the part of the obligated party, nor does it require that the obligated party act in a manner that would be contrary to normal commercial practices in order to accomplish the objective. The fact that the objective is or is not actually accomplished is no indication that the obligated party did or did not in fact utilize its reasonable commercial efforts in attempting to accomplish the objective.

“Receivables” means the accounts and notes receivables, and other evidence of indebtedness to and right to receive payments arising out of sales by Seller or occurring in connection with the conduct of the Business, in the ordinary course, whether billed or unbilled, whether current or non-current, together with all unpaid financing charges accrued thereon, if any, including any related claims or rights of action.

“Release” means that term as defined in CERCLA and includes without limitation migration.

“Return” means any return, declaration, report, statement, and any other document required to be filed in respect of any Tax.

“Securities Act” means the Securities Act of 1933 (together with the rules and regulations promulgated thereunder).

“Sabre Intellectual Property” means all (a) registered and unregistered patents, patent applications, patent disclosures and improvements thereto, (b) registered and unregistered trademarks, service marks, logos, trade names and corporate names and registration and applications for registration thereof, including but not limited to SABRE MANUFACTURING, (c) registered and unregistered copyrights and copyright applications for registration thereof, (d) computer software, data and documentation, trade secrets and confidential business information (including, without limitation, ideas, know-how, manufacturing and engineering information, production processes and techniques, designs, discoveries, schematics, assembly drawings, prototypes, molds, tool drawings, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information), (e) all internet addresses, domain names, web sites, telephone numbers and other Business addresses, including but not limited to sabremfgllc.com, (f) other proprietary rights, and (g) copies and tangible embodiments thereof (in whatever form or medium), in each case only and to the extent used primarily or exclusively in the Business.

“Seller Material Adverse Effect” means any condition or event that, individually or in the aggregate, has or is reasonably expected to have a material and adverse effect upon the business, assets, results of operations or condition (financial or otherwise) of the Business, taken as a whole, other than any condition or event (i) relating to the United States or foreign economies or securities markets in general, (ii) relating to the industrial tank manufacturing industry in general and not specifically relating to the Business, (iii) resulting from the public announcement of the transactions contemplated by this Agreement, or (iv) resulting from compliance by Seller with the terms of this Agreement.

“Subsidiary” means any entity of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by a party or by one or more of its respective Subsidiaries.

“Taxes” means, all taxes of any kind, charges, fees, customs, levies, duties, imposts, required deposits or other assessments, including, without limitation, all net income, capital gains, gross income, gross receipt, property, franchise, sales, use, excise, withholding, payroll, employment, social security, worker’s compensation, unemployment, occupation, capital stock, ad valorem, value added, transfer, gains, profits, net worth, asset, transaction, and other taxes, imposed upon any Person by federal, foreign, state, or local Law or taxing authority, together with any interest and any penalties, or additions to tax, with respect to such taxes.

“Third Party” means any Person not an Affiliate of the other referenced Person or Persons.

“Wabash Agreement” means that certain Frac Tank Sales and Supply Agreement between Wabash National, L.P. and Seller, dated February 24, 2011, as amended by that certain First Amendment dated August 1, 2012 and that certain Second Amendment, dated July 2013.

“Water Purification Business” means those assets, including Sabre Intellectual Property, related to Seller’s plan to offer and sell water purification products and services.

1.2 Additional Defined Terms

For the purposes of this Agreement, the following words and phrases shall have the meanings described throughout the body of this Agreement in the Sections indicated below:

“2012 Form 10-K”	Section 4.8
“Accounts Receivable”	Section 3.21
“Adler Equity Component”	Section 2.3(b)
“Agreement”	Preamble
“Asset Acquisition Statement”	Section 5.3(b)

“Assumed Liabilities”	Section 2.4
“Business Employees”	Section 3.8
“Purchaser”	Preamble
“Cash Component”	Section 2.3(a)
“CM”	Section 5.7
“Collateral Agreements”	Fifth Recital
“Committed Inventory”	Section 5.7
“Competitive Activities”	Section 5.11(a)
“Deductible”	Section 9.3(f)
“Employment and Consulting Agreements”	Section 5.9
“Equity Component”	Section 2.3(b)
“Excluded Assets”	Section 2.2
“Excluded Liabilities”	Section 2.5
“Financial Statements”	Section 3.11(a)
“Indemnified Party”	Section 9.3(a)
“Indemnifying Party”	Section 9.4(a)
“Lease Amendments”	Section 5.10
“Liabilities”	Section 3.20
“Losses”	Section 9.3(a)
“March Form 10-Q”	Section 4.8
“Material Contracts”	Section 3.9(a)
“Nonassignable Assets”	Section 2.6(c)
“Non-Compete Period”	Section 5.11(a)
“Public Reports”	Section 4.7
“Purchase Price”	Section 2.3
“Purchased Assets”	Section 2.1
“Ries Equity Component”	Section 2.3(b)
“Related Parties”	Section 5.11
“Required Consents”	Section 3.3(b)
“SEC”	Section 4.7
“Seller”	Preamble
“Specified Representations”	Section 9.2
“Member”	Preamble
“Purchaser”	Preamble
“Third-Party Claim”	Section 9.4(a)
“Transferred Employees”	Section 5.2 (a)
“Warranty Cap”	Section 9.3(f)
“Warranty Coverage”	Section 3.18

1.3 Other Definitional and Interpretive Matters

Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Schedules and Exhibits. The Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any information disclosed by Seller in the attached Schedules under any section number shall be deemed to be disclosed and incorporated into any other section number under this Agreement where such disclosure is reasonably apparent from the context of the disclosure exception to be applicable to such other section numbers.

2. Purchase and Sale of the Business

2.1 Purchase and Sale of Assets

Upon the terms and subject to the satisfaction of the conditions contained in this Agreement and in reliance on the representations and warranties contained herein, on the Closing Date, Seller shall grant, bargain, sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, free and clear of all Encumbrances (other than Permitted Encumbrances) all of the right, title and interest in, to and under the Purchased Assets that Seller possesses as the same shall exist on the Closing Date. For purposes of this Agreement, “Purchased Assets” shall mean all the assets, properties and rights, whether tangible or intangible, real, personal or mixed, and of every kind, nature and description, wherever located, used by Seller or its applicable Affiliate and set forth in Sections 2.1(a) through (n) inclusive, whether arising by contract, law or otherwise, except for the Excluded Assets, and whether or not any of such assets, properties or rights have any value for accounting purposes or are carried or reflected on or specifically referred to in Seller’s books or financial statements:

(a) the Principal Equipment, the Purchased Leased Equipment and the Fixtures and Supplies;

(b) the Inventory;

(c) the Sabre Intellectual Property rights;

(d) the Water Purification Business;

(e) all rights under any Contracts;

(f) the Licenses;

(g) the Business Records;

(h) the Governmental Permits issued to the Seller

(i) the rights, title and interest in the Assumed Leases described in Schedule 3.9 which are to be transferred by Seller to, and assumed by, Purchaser pursuant to a Lease Assignment;

(j) the interest in the Leased Premises described in Schedule 3.6, which is to be transferred by Seller to Purchaser pursuant to a Lease Assignment of Leased Premises;

(k) the goodwill of the Business (except to the extent such goodwill relates to any Intellectual Property Right that is not a Purchased Asset);

(l) the Receivables;

(m) all prepaid expenses made in connection with the Business;

(n) any of Seller’s or its Affiliates Cash specifically related to customer prepayments;

(o) Any Business Employee non-compete, confidentiality, invention assignment, non-disclosure, non-solicitation, or other obligation or agreement to refrain from competing with the Business; and

(p) all of Seller’s rights, claims and causes of action against non-Affliates relating to the Purchased Assets.

2.2 Excluded Assets

Notwithstanding the provisions of Section 2.1, it is hereby expressly acknowledged and agreed that the Purchased Assets shall not include, and neither Seller nor any of its Subsidiaries is selling, transferring, assigning, conveying or delivering to Purchaser, and Purchaser is not purchasing, acquiring or accepting from Seller or any of its Subsidiaries, the following (the rights, properties and assets expressly excluded by this Section 2.2 or otherwise excluded by the terms of Section 2.1 from the Purchased Assets being referred to herein as the “Excluded Assets”):

(a) except as specified in Section 2.1(n), any of Seller’s or its Affiliate’s Cash;

(b) any Proprietary Information, Intellectual Property or Intellectual Property Right of Seller or any Affiliate, other than the Sabre Intellectual Property rights;

(c) any (i) confidential personnel records, subject to Section 2.6(a) below, pertaining to any Business Employee; (ii) other books and records that Seller or any Affiliate is required by Law to retain or that Seller determines are necessary or advisable to retain; provided, however, that Purchaser shall have the right to make copies of any portions of such retained books and records that relate to the Business or any of the Purchased Assets; (iii) any information management system of Seller or any Affiliate other than those used primarily in the conduct of the Business and contained within computer hardware included as a Purchased Asset pursuant to Section 2.1(a); and (iv) any books and records prepared or received in connection with the proposed sale of the Business by Seller, including offers received from prospective purchasers

(d) any claim, right or interest of Seller or any Affiliate in or to any refund, rebate, abatement or other recovery for Taxes, together with any interest due thereon or penalty rebate arising therefrom, for any periods prior to the Closing Date;

(e) Any Business Employee non-compete, confidentiality, invention assignment, non-disclosure, non-solicitation, or other obligation or agreement to refrain from competing with Seller’s or any Affiliate’s business other than the Business.

(f) the Excluded Contracts and the Nonassignable Licenses;

(g) any insurance policies or rights of proceeds thereof;

(h) the Excluded Leased Equipment;

(i) assets relating to any of the Seller’s Benefit Plans;

(j) all of Seller’s right, title and interest under this Agreement and/or the Collateral Agreements;

(k) the Committed Inventory;

(l) All of Seller’s rights, claims and causes of action against non-Affliates relating to the Excluded Assets or Excluded Liabilities; and

(m) all other assets, properties, interests and rights of Seller or any Affiliate not related to the Business.

2.3 Purchase Price; Purchase Price Allocation; Working Capital

(a) In consideration of the sale, transfer, assignment, conveyance and delivery by Seller of the Purchased Assets to Purchaser, and in addition to assuming the Assumed Liabilities, Purchaser shall pay to Seller Fourteen Million dollars ($14,000,000.00) (the “Purchase Price”) in the manner specified herein.

(b) The Purchase Price shall be paid by Purchaser to Seller (and/or Seller’s designee, as designated by Seller in writing to Purchaser at least two (2) Business Days prior to Closing), as follows: (i) Thirteen Million dollars ($13,000,000.00)) (the “Cash Component”), in cash by wire transfer of immediately available funds to an account designated by Seller’s written instructions to Purchaser at least two (2) Business Days prior to Closing; (ii) that number of shares of Parent Common Stock equal to $500,000 divided by the Parent Average Stock Price on the earlier of the date this Agreement and the transactions related hereto are first publically announced or the Closing Date, rounded to the nearest one-ten thousandth of a share of Parent Common Stock, issued to Steven Adler, as Seller’s designee (the “Adler Equity Component”); and (iii) that number of shares of Parent Common Stock equal to $500,000 divided by the Parent Average Stock Price on the earlier of the date this Agreement and the transactions related hereto are first publically announced or the Closing Date, rounded to the nearest one-ten thousandth of a share of Parent Common Stock, issued to Jason Ries, as Seller’s designee (the “Ries Equity Component” and together with the Adler Equity Component, the “Equity Component”),.

(c) The Purchase Price shall be allocated as provided in Section 5.1(b).

2.4 Assumed Liabilities

On the Closing Date, Purchaser shall execute and deliver to Seller the one or more Assumption Agreements pursuant to which Purchaser shall accept, assume and agree to pay, perform or otherwise discharge, in accordance with the respective terms and subject to the respective conditions thereof, the liabilities and obligations of Seller pursuant to and under the Assumed Liabilities. “Assumed Liabilities” shall mean the liabilities and obligations expressly set forth in this Section 2.4, whether or not any such obligation has a value for accounting purposes or is carried or reflected on or specifically referred to in either Seller’s books or financial statements:

(a) the liabilities and obligations to be paid or performed after the Closing Date and that do not relate to any period or periods prior to the Closing Date under any Contracts and Government Permits issued to the Seller;

(b) all vacation, personal days and floating holidays of all Transferred Employees accrued from January 1, 2013 through the Closing Date as set forth on Schedule 2.4(b);

(c) Seller’s then-current obligations for contributions under any Employee Benefit Plan related to Transferred Employees and accrued from the last payroll date prior to the Closing Date through the Closing Date as set forth on Schedule 2.4(c);

(d) those liabilities and obligations arising after the Closing Date out of or based upon Purchaser’s ownership and operation, use, exploitation and/or sale of the Purchased Assets, its performance of services and provisions of warranties, including the Warranty Coverage, and its employment of individuals or businesses, and all Taxes arising from Purchaser’s operation of the Business and employment of the Transferred Employees from and after the Closing Date; and

(e) the Payables and all Payables arising after the Closing Date.

2.5 Excluded Liabilities

Purchaser shall not assume or be obligated to pay, perform or otherwise assume or discharge any liabilities, obligations or responsibilities of Seller or any of its Affiliates, whether direct or indirect, known or unknown, absolute or contingent, except for the Assumed Liabilities (all of such liabilities and obligations not so assumed being referred to herein as the “Excluded Liabilities”). Without limiting the foregoing, the Excluded Liabilities will include and the Purchaser will not assume any liability, obligation or responsibility of Seller or any of its Affiliates with respect to:

(a) any liabilities or obligations of Seller (and/or its Affiliates) in respect of any Excluded Assets or other assets of Seller (and/or its Affiliates) which are not Purchased Assets;

(b) any liabilities or obligations with respect to Taxes except as specifically set forth in Section 2.9 of this Agreement;

(c) any liabilities, obligations or responsibilities relating to the employment or termination of employment by Seller (or its Affiliates) of any employee (including each Business Employee) or Person attributable to any actions or inactions by Seller (or its Affiliates) on or prior to the Closing Date, including with respect to any Benefit Plan or any other employee benefit plan or arrangement of Seller (or its Affiliates) or any severance, retention, stay bonus or similar obligations owed by Seller or any of its Affiliates to any employees or Persons (including the Transferred Employees);

(d) any liabilities and obligations for which Seller has indemnified Purchaser pursuant to Section 9;

(e) any liability of Seller or its Affiliates for legal, accounting or broker’s fees or other transaction costs incurred in connection with this Agreement or the consummation of the transactions contemplated hereby;

(f) any liability or intercompany debt owing by Seller to any shareholder, former shareholder or any Affiliate or former Affiliate of Seller;

(g) any obligations in respect of Seller’s bank accounts;

(h) any liabilities, obligations or responsibilities arising out of or resulting from any Environmental Law or any lawsuit, judgment, claim, Environmental Claim, action or proceeding of any nature (whether or not pending or threatened on the date hereof) to the extent relating to any action or inaction prior to the Closing, including but not limited to (i) any claim, liability, responsibility or obligation arising out of or related to noncompliance by or liability of Seller under any applicable Law, (ii) the failure of Seller to comply with or the breach of or default by Seller under any contract, instrument or agreement and (iii) any liability related to products manufactured or sold prior to the Closing Date, whether based on claims of manufacturing defects, design defects, failure to disclose or warn, or otherwise (excluding the Warranty Coverage);

(i) any liabilities for indebtedness of borrowed money;

(j) any obligations, responsibilities or liabilities arising out of or relating to the ownership and/or operation of the Business, the Purchased Assets, the Leased Premises, and/or any prior locations at which Seller operated the Business or which received any Hazardous Substance from Seller or the Business on or before the Closing Date, including without limitation any matters arising out of or relating to any applicable Environmental Law with respect to the period prior to the Closing Date;

(k) any liabilities for any breach, act or omission by Seller under any Contract, License, Governmental Permit or lease, including the Assumed Leases, arising prior to the Closing Date;

(l) any liabilities and obligations relating to, resulting from or arising out of any infringement or other misappropriation of the Intellectual Property Rights or Proprietary Information of other Persons with respect to the design, testing, manufacture, marketing, use, sale, lease, license or importation of Products of the Business on or prior to the Closing Date, or any claims or allegations thereof; and

(m) all obligations and liabilities with respect to the Transferred Employees, known or unknown, absolute or contingent, to the extent arising out of facts, activities or events occurring on or prior to the Closing Date.

2.6 Further Assurances; Further Conveyances and Assumptions; Consent of Third Parties

(a) From time to time following the Closing, Seller hereby agrees to make available, or to cause its Affiliates to make available, to Purchaser non-confidential data in personnel records of Transferred Employees as is reasonably necessary for Purchaser to transition such employees into Purchaser’s records.

(b) From time to time following the Closing, Seller and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and the Collateral Agreements and to assure fully to Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement and the Collateral Agreements, and to otherwise make effective the transactions contemplated hereby and thereby.

(c) Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Material Contract, License, Governmental Permit, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a Third Party or a Governmental Body or is cancelable by a Third Party in the event of an assignment (“Nonassignable Assets”) unless and until such consents shall be given. Seller agrees to, or to cause its Affiliates to, cooperate with Purchaser at its request in endeavoring to obtain such consents promptly; provided, however, that such cooperation shall not require Seller or any of its Affiliates to remain secondarily liable or to make any payment to obtain any such consent with respect to any Nonassignable Asset.

(d) Purchaser and Seller agree to use their respective reasonable commercial efforts to obtain, or to cause to be obtained, any consent, substitution, approval, or amendment required to novate all obligations under any and all Contracts so that, in any such case, Purchaser and its Affiliates shall be solely responsible for such liabilities and obligations. To the extent permitted by applicable Law, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as and from the Closing Date, by Seller or its Affiliates in trust for Purchaser and the covenants and obligations thereunder shall be performed by Purchaser in Seller’s or one of its Affiliate’s name and all benefits and obligations existing thereunder shall be for Purchaser’s account. Seller shall take or cause to be taken at Purchaser’s expense such action in its name or otherwise as Purchaser may reasonably request so as to provide Purchaser with the benefits of the Nonassignable Assets and to effect collection of money or other consideration to become due and payable under the Nonassignable Assets, and Seller or its Affiliates shall promptly pay over to Purchaser all money or other consideration received by it in respect to all Nonassignable Assets.

(e) As of and from the Closing Date, Seller on behalf of itself and its Affiliates authorizes Purchaser, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Purchaser’s expense, to perform all the obligations and receive all the benefits of Seller or its Affiliates under the Nonassignable Assets and appoints Purchaser its attorney-in-fact to act in its name on its behalf or in the name of the applicable Affiliate of Seller and on such Affiliate’s behalf with respect thereto.

2.7 No Licenses

No right, title or interest of any kind is granted to Purchaser pursuant to this Agreement with respect to Seller’s Intellectual Property Rights, directly or indirectly, by implication, by estoppel or otherwise, other than with respect to the Sabre Intellectual Property contained in the Purchased Assets.

2.8 Bulk Sales Law

Purchaser hereby waives compliance by Seller and any of its Subsidiaries with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction, including that of the State of Indiana, that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser.

2.9 Taxes

(a) Purchaser and Seller shall share equally all applicable Taxes and all recording and filing fees that may be imposed, assessed or payable by reason of the operation or as a result of this Agreement, the Collateral Agreements or the transactions contemplated by any thereof, including the sales, transfers, leases, rentals, licenses, and assignments contemplated hereby.

(b) Purchaser shall be responsible for all Taxes attributable to, levied upon or incurred in connection with the Purchased Assets pertaining to the period (or that portion of the period) immediately beginning after the Closing Date. Seller shall be responsible for all Taxes attributable to, levied upon or incurred in connection with the Purchased Assets pertaining to the period (or that portion of the period) prior to or on the Closing Date.

3. Representations and Warranties of Seller and Member

Seller and Member represent and warrant to Purchaser that:

3.1 Organization and Qualification

Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Indiana and has all requisite corporate power and authority to carry on the Business as currently conducted and to own or lease and operate the Purchased Assets. Seller is duly qualified to do business and is in good standing as a foreign limited liability company (in any jurisdiction that recognizes such concept) in each jurisdiction where the ownership or operation of the Purchased Assets or the conduct of the Business as currently conducted requires such qualification, except for failures to be so qualified or in good standing, as the case may be, that could not reasonably be expected to have a Seller Material Adverse Effect.

3.2 Authorization; Binding Effect

(a) Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Collateral Agreements to which it will be a party and to effect the transactions contemplated hereby and thereby and has duly authorized the execution, delivery and performance of this Agreement and the Collateral Agreements to which it will be a party by all requisite corporate action.

(b) This Agreement and the Collateral Agreements to which Seller is a party when duly executed and delivered by Seller will be, valid and legally binding obligations of Seller, enforceable against it in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by bankruptcy, reorganization, moratorium, insolvency and similar Laws of general application affecting the rights and remedies of creditors and by general equity principles.

3.3 Non-Contravention; Consents

(a) Assuming that all Required Consents have been made or obtained, the execution, delivery and performance of this Agreement by Seller and the Collateral Agreements to which Seller is a party and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) result in a breach or violation of any provision of Seller’s certificate of formation or operating agreement, (ii) violate or result in a breach of or constitute an occurrence of default under any provision of, result in the acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any (A) Contract or (B) any other mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, lease, agreement, instrument, order, judgment, decree or other arrangement or commitment to which it is a party or by which it is bound and which relates to the Business or the Purchased Assets, which violation, breach or default could be reasonably expected to have a Seller Material Adverse Effect, or (iii) violate in any material respect any material order, judgment, decree, rule or regulation of any court or any Governmental Body having jurisdiction over Seller or the Purchased Assets.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required to be obtained by Seller in connection with the execution and delivery of this Agreement and the Collateral Agreements to which Seller is a party or for the consummation of the transactions contemplated hereby or thereby by Seller, except for those set forth in Schedule 3.3(b) (the “Required Consents”), and (iii) such other consents, approvals, orders, authorizations, registrations, declarations or filings where failure of compliance could not reasonably be expected to have a Seller Material Adverse Effect.

3.4 Title to Property; Principal Equipment; Sufficiency of Assets

(a) Seller has and at the Closing will have good and valid title to, or a valid and binding leasehold interest or license in, all real and personal tangible Purchased Assets free and clear of any Encumbrance except for Permitted Encumbrances.

(b) Each material item of Principal Equipment is listed on Schedule 3.4 and in reasonable operating condition, in light of its respective age, for the purposes for which it is currently being used. None of the Purchased Assets includes the stock, ownership or other equity interest of any other Person, including in any entity treated as a corporation for Federal income tax purposes.

(c) The Purchased Assets and the Business Employees and the rights to be acquired under this Agreement and the Collateral Agreements include all assets, personnel and rights that are used in or necessary to conduct the Business as currently conducted.

3.5 Permits

Except as set forth on Schedule 3.5, there are no material Governmental Permits necessary for or used by Seller or any of its Affiliates to operate or conduct the Business as currently conducted. All of the Governmental Permits set forth on Schedule 3.5 are in good standing and Seller is in material compliance with all terms and conditions of such permits.

3.6 Real Estate

The Purchased Assets do not include any owned real property. Schedule 3.6 contains a complete and accurate list of the premises, locations and facilities used by Seller to operate the Business as now being operated. Seller is not in default under any such leasehold and has not been informed that the lessor under any of the leases has taken action or threatened to terminate the lease before the expiration date specified in the lease.

3.7 Compliance With Laws; Litigation

(a) With respect to the Business, Seller is, and has at all times during the previous five (5) years, been in compliance in all material respects with all applicable Laws, decrees, orders, judgments, permits and licenses of or from Governmental Bodies. Seller has not received any written, or to the knowledge of senior management of the Business oral, notice of any violation or alleged violation of any applicable Laws with respect to the Business.

(b) There are no actions, suits, inquiries, unsatisfied judgments, proceedings or governmental investigations pending or, to Seller’s knowledge, threatened against it that relate and are material to the Business.

3.8 Business Employees

(a) Schedule 3.8(a) contains a complete and accurate list of all the employees of the Business as of the date specified on such list (the “Business Employees”), showing for each Business Employee the position held and aggregate annual compensation for Seller’s last fiscal year. None of Business Employees is covered by any union, collective bargaining or other similar labor agreements.

(b) Schedule 3.8(b) sets forth a complete and accurate list of the Benefit Plans. There are no compensation or benefit plans, policies, programs, practices or arrangements of any type providing for benefits to any Business Employees, other than the Benefit Plans. Seller has furnished to Purchaser true and complete copies of the most recent summary plan or other written description of each Benefit Plan. Each Benefit Plan has been operated in material compliance with applicable Law, including ERISA. Seller has no obligations for retiree health and life benefits under any Benefit Plan or has ever represented, promised or contracted (whether in oral or written form) to any employee(s) that such employee(s) would be provided with retiree health or life benefits. The consummation of the transactions contemplated by this Agreement will not (i) entitle any individual to severance pay, (ii) accelerate the time of payment or vesting under any Benefit Plan, or (iii) increase the amount of compensation or benefits due any individual. Any amount that could be received (whether in cash, property, or vesting of property) as a result of the transaction contemplated by this Agreement by any officer, director, employee or independent contractor of the Seller, who is a “disqualified individual” (as defined in proposed Treasury Regulation Section 1.280G-1), under any Contract that will be assumed by the Purchaser, would not be characterized as an “excess parachute payment” (as defined in Section 280G of the Code).

(c) As relates to the Business, as of the date hereof there is not presently pending or existing, and to Seller’s knowledge there is not threatened, (i) any strike, slowdown, picketing, or work stoppage, or (ii) any application for certification of a collective bargaining agent.

3.9 Material Contracts

(a) Seller has delivered true and complete copies of all contracts, agreements, arrangements and commitments, and summaries of any oral agreements, arrangements and commitments, that are material to the Business (“Material Contracts”) to Purchaser prior to the execution of this

Agreement. Seller has furnished to Purchaser copies of all Material Contracts (or written summaries, in the case of Material Contracts which are oral) and any further information that Purchaser has reasonably requested in connection therewith. Except as expressly indicated on Schedule 3.9, there have been no material amendments, modifications or supplemental arrangements to or in respect of any Material Contract. Each of such Material Contracts is valid, binding and enforceable against Seller and, to Seller’s knowledge, the other parties thereto in accordance with its terms and is in full force and effect.

(b) Except as such validity, binding effect or enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws from time to time in effect affecting the enforcement of creditor’s rights generally or by general equitable principles. Except as specifically identified on Schedule 1.1(b), none of the Material Contracts is an Excluded Contract.

(c) Except as set forth on Schedule 3.9, there is no event which has occurred or existing condition (including without limitation the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby) which constitutes or which, with notice, or the passage of time, would constitute a material default or breach under any Material Contract by Seller or would cause the acceleration of any obligation of Seller, give rise to any right of termination or cancellation by any party other than Seller or cause the creation of any Encumbrance on any of the Purchased Assets.

Except as set forth on Schedule 3.9, Seller has not received any written notice that it is in default or breach of or is otherwise delinquent in performance under any such Material Contracts, and, to Seller’s knowledge, each of the other parties thereto has performed in all material respects all obligations required to be performed by it under, and is not in default in any material respect under, any of such Material Contracts.

3.10 Environmental Matters

Except as set forth in Schedule 3.10 and in respect of the Business:

(a) Seller is, and for the past five years has been, operating the Business, the Purchased Assets, and the Leased Property, in material compliance with all applicable Environmental Laws, and, to Seller’s Knowledge, there are no past or present events, conditions, circumstances, activities, actions, omissions or plans which, in connection with the Business, the Purchased Assets or Leased Property, (i) may interfere with, prevent, or increase the costs of compliance or continued compliance by Purchaser with Environmental Laws (including Permits required by Environmental Laws), (ii) may subject Purchaser to damages (including liability under CERCLA), penalties, injunctive relief, or remedial costs under any Environmental Laws or pursuant to any third-party claim, or which form the basis of an Environmental Claim; or (iii) may give rise to any liability, loss, expense, complaint or claim based on or arising out of any Environmental Law;

(b) Seller has properly obtained and is in material compliance with all Permits required under Environmental Laws to operate the Business, and has made all filings with and submissions to any Governmental Authority or other Person as required by Environmental Laws.

(c) Neither Seller nor, to the knowledge of Seller, any other Person has caused or permitted Hazardous Substances to be stored, deposited, treated, recycled, or disposed of, or caused or permitted any Release of Hazardous Substances, on, under, or at the Leased Property, or at any other real estate previously owned, operated or occupied by Seller or at any time in its care, custody, or control, in each case in a manner which could give rise to an Environmental Claim.

(d) There are no pending or threatened suits, litigation, settlement, claims, Environmental Claims or other action concerning the Purchased Assets, the Business, or the Leased Property, and Seller, nor to Seller’s knowledge any other person, has not received any written communication from any Governmental Entity or other Person that alleges that Seller, the Business, the Leased Property, or the Assets were not, are not or may not be in compliance with Environmental Laws. Seller is not subject to any judgment, decree, order, or citation related to or arising out of any Environmental Laws

(e) To Seller’s knowledge, no real property at any time owned, operated, used, controlled, or leased by Seller is listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System (“CERCLIS”), both promulgated under CERCLA, or on any comparable state list, and Seller has not received any written notice from any Person under or relating to CERCLA or any comparable state or local Law.

(f) To Seller’s knowledge, no off-site location at which Seller has disposed or arranged for the treatment, storage or disposal of any waste is listed or proposed for listing on the National Priorities List, CERCLIS, or on any comparable state list and Seller has not received any written notice from any Person with respect to any off-site location of potential or actual liability or a written request for information from any Person under or relating to CERCLA or any comparable state or local Law.

(g) There is not now and, to Seller’s knowledge, there has never been located at the Leased Real Property any: (i) underground storage tanks; or (ii) equipment containing polychlorinated biphenyls.

(h) Schedule 3.10(h) contains a true, complete and accurate listing of all environmental site assessments (Phase I or Phase II), site investigation reports, audits, tests and other environmental reports conducted by or on behalf of Seller or that are otherwise in the Seller’s possession, related to the Leased Real Property, the Purchased Assets, and/or the Business, and Seller has delivered to Buyer complete copies of all such reports; provided, however, the parties acknowledge that Seller is not representing or warranting that any of the information contained in any of the aforementioned documents is complete or accurate unless such representation or warranty regarding the underlying information is made directly herein.

3.11 Financial Statement; Absence of Changes

(a) Schedule 3.11(a) contains true and complete copies of the following financial statements of the Business (the “Financial Statements”):

(i) reviewed financial statements of Seller as of December 31, 2009, 2010 and 2011, with a report by Rayfield & Licata, Certified Public Accountants;

(ii) reviewed financial statements of Seller as of December 31, 2012 (the “Balance Sheet”) and the related income and changes in member’s equity and cash flows for the year ended December 31, 2012, with a report by Rayfield & Licata, Certified Public Accountants; and

(iii) interim financial statements of Seller as of May 31, 2013.

(b) The Financial Statements were prepared in accordance with GAAP (except (i) that the amounts presented reflect only those assets being sold and the revenues and direct expenses directly associated with the Business, with only certain corporate-level allocations of Seller included and (ii) in the case of the unaudited financial statements, for normal and recurring year-end adjustments and the omission of footnotes). The Financial Statements were prepared on the basis of the books and records of the Business (in each case, as of the date of such Financial Statements) and present fairly, in all material respects, the financial position of the Business as of the dates thereof and the results of its operations and cash flows for each of the periods then ended in conformity with GAAP.

(c) Since December 31, 2012, (i) Seller has conducted and operated the Business in the ordinary course, (ii) the Business has not suffered any change that event, circumstance or condition which has, or could reasonably be expected to have, a Seller Material Adverse Effect, (iii) except as set forth on Schedule 3.11(c) there has not been (A) any damage, destruction or casualty loss, whether covered by insurance or not, which individually or in the aggregate exceeds $100,000, (B) any sale, transfer or other disposition of assets primarily related to the Business other than sales of inventory in the ordinary course of business consistent with past practice, and (C) except as expressly contemplated by this Agreement, any entry into any agreement, commitment or transaction (including, without limitation, any borrowing or capital financing) by Seller, which is material to the Business or operations of the Purchased Assets, except agreements, commitments or transactions in the ordinary course of business consistent with past practice.

3.12 Intellectual Property

(a) Except as set forth in Schedule 3.12(a), to the knowledge of senior management of the Business, none of the Sabre Intellectual Property or Intellectual Property Rights related thereto material to the operation of the Business has been adjudged by a court of competent jurisdiction invalid or unenforceable in whole or in part. Except as set forth in Schedule 3.12(a), to the knowledge of senior management of the Business, there are no written claims or demands of, or pending law suits or other legal proceedings of any Third Party pertaining to the Sabre Intellectual Property as used in the Business, excluding immaterial assertions of rights which have not been presented in the form of a specific, written claim or demand, with respect to the operation of the Business by Seller as of the date hereof.

(b) Seller owns the Sabre Intellectual Property. All Sabre Intellectual Property is listed on Schedule 3.12(b).

(c) At the Closing, Seller, either by assignment or license to Purchaser, shall transfer all of the Seller’s interest in the Sabre Intellectual Property and the Intellectual Property Rights included therein, which includes all of the Intellectual Property Rights which Purchaser requires to make, have made, use, lease, license, import, offer to sell or sell the Products of the Business, as such Products of the Business existed as of the Closing Date.

3.13 Brokers

Other than Oppenheimer & Co., the fees and expenses of which will be paid by Seller, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any Affiliate.

3.14 Inventory

(a) Schedule 3.14(a) sets forth a complete, accurate and detailed list of all Inventory as of a time not earlier than five (5) Business Days prior to the date hereof, setting forth the quantity of each item included therein, and the financial valuation of each such item of Inventory using the same methodology used in preparing the Balance Sheet (which amounts will reconcile in the aggregate with the amount of Inventory set forth on the Balance Sheet).

(b) All Inventory (i) consists of items of a quantity and quality historically usable or saleable in the ordinary course of business consistent with past practice, except for obsolete items that have been written down to estimated net realizable value in accordance with GAAP consistently applied, and (ii) has not been consigned to any Third Party. With the exception of items of below-standard quality that have been written down to their estimated net realizable value in accordance with GAAP consistent with past practice, the Inventory is in good and proper physical condition, free from defects in materials and workmanship. Since December 31, 2012, Seller has sold and continued to replenish Inventory in a normal and customary manner consistent with past practices.

3.15 Material Customers and Suppliers

(a) Set forth on Schedule 3.15(a) is a complete and accurate list of the 10 largest suppliers of Seller (“Significant Suppliers”) with respect to the Business, by dollar amounts, for the periods indicated on such schedule. Seller has no knowledge, and has received no notice, of any intentions of or indications by any of its Significant Suppliers that any of such Significant Suppliers intend to terminate, limit or alter their business relationship with Seller in any respect as a result of the transactions contemplated by this Agreement or otherwise.

(b) Set forth on Schedule 3.15(b) is a complete and accurate list of the 10 largest customers of Seller (“Significant Customers”) with respect to the Business, by dollar amounts, for the periods indicated on such schedule. Seller has no knowledge, and has received no notice, of any intentions of or indications by any of its Significant Customers that any of such Significant Customers intend to terminate, limit or alter their business relationship with Seller in any respect as a result of the transactions contemplated by this Agreement or otherwise.

3.16 Transactions with Affiliates

Except in respect of the provision by Seller of normal corporate overhead services to the Business, there are no services currently being provided to Seller by any of its Affiliates that are material to the Business, taken as a whole.

3.17 Business Records

The Business Records of Seller furnished to Purchaser are complete and accurate in all material respects.

3.18 Warranty Claims

Schedule 3.18 includes copies of the standard terms and conditions of sale for the Business, which standard terms and conditions include all applicable guaranty, warranty and indemnity provisions offered or provided by Seller in connections with products of the Business (“Warranty Coverage”). The products manufactured by the Business have been sold by the Business in all material respects in accordance with the standard terms and conditions of sale. There are no material warranty claims against Seller that relate to any Products of the Business.

3.19 Product Recalls; Service Issues

There have been and are no material pending, or to Seller’s knowledge, threatened material recall or investigation of any product manufactured, sold by Seller in connection with the Business. To Seller’s Knowledge, the Business has no liability arising out of any injury to any individual or property as a result of the ownership, possession, or use of any product manufactured, designed, distributed, sold, leased, delivered, or placed into the stream of commerce by the Business.

3.20 Undisclosed Liabilities

Seller has no material liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of May 31, 2013, and (b) those which have been incurred in the ordinary course of business consistent with past practice since May 31, 2013 and which are not, individually or in the aggregate, material in amount.

3.21 Accounts Receivable

Set forth on Schedule 3.21 are a list of all the accounts receivable of the Seller and an aging schedule relating thereto, each as of the end of the last full calendar month prior to Closing. Except as set forth on Schedule 3.21, to Seller’s knowledge, such accounts receivable and any accounts receivable arising between such date and the Closing Date (collectively, the “Accounts Receivable”) are valid and subsisting, and except as set forth on Schedule 3.21, all such Accounts Receivable arose in the ordinary course of business. Except to the extent of the allowance for doubtful accounts as adjusted for the passage of time through the Closing date, to Seller’s knowledge, the Accounts Receivable are collectible in full and no Account Receivable is subject to any counterclaim, set-off, defense, security interest, claim, or other encumbrance. No agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any Account Receivable except as set forth on Schedule 3.21.

3.22 Taxes

Except as set forth in Schedule 3.22, (i) all federal, state, local and foreign Tax Returns pertaining to the Business or the Purchased Assets required to be filed before the date hereof have been duly and timely filed or are on permissible extension under regulations under the Code or applicable state, local or foreign law and all such Tax Returns are complete and accurate in all material respects, (ii) all Taxes heretofore due and payable (whether or not shown to be due in such Tax Returns) have been timely paid in full, (iii) there are no federal, state, local or foreign audits, examinations or investigations or administrative or judicial proceedings being conducted with respect to the Business related to Taxes and Seller has not received for any open period from any Tax authority any (A) notice indicating an intent to open an audit or other review, (B) request for information relating to Tax matters, or (C) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Tax authority against Seller, (iv) no waivers of statutes of limitation or extensions of time with respect to a Tax assessment have been given or requested regarding any Taxes attributable to the Business or the Purchased Assets, (v) there are no liens for Taxes on the Purchased Assets, except for Taxes not yet due and payable, (vi) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party; and (vii) Purchaser will not be required to deduct and withhold any amount pursuant to Section 1445(a) of the Code or any provision of state or local law upon payment of the Purchase Price. Except as set forth in Schedule 3.22, no dispute or claim pertaining to any Tax liability of the Seller relating to the Business or the Assets has been raised in writing by any Governmental Authority in the course of any audit nor, to the Knowledge of Seller, has any such dispute or claim been threatened. Seller is not a party to, or bound by, any Tax sharing or similar agreement or contract.

3.23 Full Disclosure

No representation, warranty or other statement of Seller contained in this Agreement and other documents, certificates and written statements furnished to Purchaser by or on behalf of Seller pursuant hereto or thereto, taken as a whole, either knowingly or negligently contain any untrue statement of a material fact or omit to state a material fact necessary, in light of the circumstances in which they were made, in order to make the statement contained herein and therein not misleading.

3.24 No Other Representations or Warranties

Except for the representations and warranties contained in this Section 3 and the schedules attached hereto, none of Seller, any Affiliate or any other Person makes any representations or warranties, and Seller hereby disclaims any other representations or warranties, whether made by Seller or any Affiliate, or any of their officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or any Collateral Agreement, the transactions contemplated hereby or the Business.

3.25 Purchase for Own Account

The Parent Common Stock to be issued is being acquired by Seller for its own account and with no intention of distributing or reselling such securities or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or any state. Seller agrees to the imprinting, so long as required by law, of legends on certificates representing all of the Parent Common Stock to the following effect:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS.”

4. Representations and Warranties of Purchaser and Parent

Purchaser and Parent represent and warrant to Seller:

4.1 Organization and Qualification

(a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, and Purchaser has all requisite corporate power and authority to carry on its business as currently conducted and to own or lease and operate its properties. Purchaser is duly qualified to do business and is in good standing as a foreign corporation (in any jurisdiction that recognizes such concept) in each jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification, except for failures to be so qualified or in good standing, as the case may be, that could not reasonably be expected to have a Purchaser Material Adverse Effect.

(b) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, and Parent has all requisite corporate power and authority to carry on its business as currently conducted and to own or lease and operate its properties.

4.2 Authorization; Binding Effect

(a) Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the Collateral Agreements and to effect the transactions contemplated hereby and thereby and has duly authorized the execution, delivery and performance of this Agreement and the Collateral Agreements by all requisite corporate action.

(b) This Agreement and the Collateral Agreements when duly executed and delivered by Purchaser will be, valid and legally binding obligations of Purchaser, enforceable against it in accordance with their terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by bankruptcy, reorganization, moratorium, insolvency and similar Laws of general application affecting the rights and remedies of creditors and by general equity principles.

(c) Parent has all requisite corporate power and authority to execute and deliver this Agreement and the Collateral Agreements and to effect the transactions contemplated hereby and thereby and has duly authorized the execution, delivery and performance of this Agreement and the Collateral Agreements by all requisite corporate action.

4.3 No Violations

(a) The execution, delivery and performance of this Agreement and the Collateral Agreements by Purchaser and the consummation of the transactions contemplated hereby and thereby do not and will not (i) result in a breach or violation of any provision of Purchaser’s charter or by-laws, (ii) violate or result in a breach of or constitute an occurrence of default under any provision of, result in the acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any material mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, lease, agreement, instrument, order, judgment, decree or other material arrangement or commitment to which Purchaser is a party or by which it or its assets or properties are bound, or (iii) violate any material order, judgment, decree, rule or regulation of any court or any Governmental Body having jurisdiction over Purchaser or any of its properties.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required to be obtained by Purchaser in connection with the execution and delivery of this Agreement and the Collateral Agreements or the consummation of the transactions contemplated hereby or thereby other than any such consents, approvals, orders, authorizations, registrations, declarations or filings where failure of compliance would not, individually or in the aggregate, have a Purchaser Material Adverse Effect and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

4.4 Brokers

No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Purchaser or an Affiliate.

4.5 Litigation

There are no actions, suits, proceedings or governmental investigations pending or, to Purchaser’s knowledge, threatened against it which reasonably could adversely affect or restrict its ability to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

4.6 Labor Matters

There is no pending, or to the knowledge of Purchaser or Parent, threatened labor dispute, strike or work stoppage against Purchaser, Parent or any of their respective Subsidiaries which may interfere with the business activities of Purchaser, Parent or any of their Subsidiaries or otherwise interfere with the consummation of the transactions contemplated under this Agreement or the Collateral Agreements.

4.7 Board Approval; Filings with the SEC

Parent’s Board of Directors has approved this Agreement, the Collateral Agreements and the issuance of the Parent Common Stock to Seller, and Parent has made all filings with the Securities and Exchange Commission (the “SEC”) that it has been required to make under the Securities Act and the Exchange Act (collectively the “Public Reports”). Each of the Public Reports has complied with the Securities Act and the Exchange Act in all material respects and none of the Public Reports contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Public Report. All documents required to be filed as exhibits to the Public Reports have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms, and neither Purchaser nor any of its Subsidiaries is in default thereunder in any material respects.

4.8 Financial Statements

Parent has filed an Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (the “2012 Form 10-K”) and has filed its quarterly report on Form 10-Q for the first quarter ended June 30, 2013 (the “March Form 10-Q”).

4.9 Absence of Certain Changes

Except as set forth on Schedule 4.9, since December 31, 2012, (i) Parent has conducted and operated its business in the ordinary course, and (ii) its business has not suffered a material adverse effect nor has any event or change occurred that could reasonably be expected to have a material adverse effect. In addition, since December 31, 2012, there has been no: (i) sale, lease, or other disposition of any material properties or assets primarily related to Parent’s business other than in the ordinary course of business consistent with past practice; (ii) any acquisition, sale or transfer of any material asset by or of Parent outside the ordinary course of business; (iii) any amendment or change to the charter or bylaws of Parent; (iv) other than as previously disclosed to Seller by Parent, adoption or amendment of any employment agreement, Benefit Plan or similar agreement, plan or arrangement that could reasonably be expected to materially affect the rights of Transferred Employees; (v) change in accounting methods or principles or cost allocation procedures that affect the financial statements of Parent in any material respect; or (vi) agreement or commitment to take any action described in this Section 4.9.

4.10 Disclosure

None of the representations or warranties of Purchaser or Parent contained herein, and none of the information contained in the Schedules hereto or in the Collateral Agreements contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

4.11 Compliance With Laws; Litigation

(a) Except as set forth on Schedule 4.11(a), with respect to the business conducted by it, its assets and its properties, each of Purchaser and any applicable Subsidiary is in compliance in all material respects with all applicable Laws and all decrees, orders, judgments, permits and licenses of or from Governmental Bodies.

(b) Except as set forth on Schedule 4.11(b), there is no judgment, order, writ, injunction or decree of any Governmental Body that is primarily related to the Purchaser’s business that is in effect that would reasonably be expected to have a Purchaser Material Adverse Effect. Except as set forth on Schedule 4.11(b), there are no actions, suits, proceedings or governmental investigations pending or, to Purchaser’s knowledge, threatened against it primarily related to its business that could reasonably be expected to have a Purchaser Material Adverse Effect.

4.12 No Other Representations and Warranties

Except for the representations and warranties contained in this Section 4, none of Purchaser, Parent, any Affiliate or any other Person makes any representations or warranties, and Purchaser and Parent hereby disclaim any other representations or warranties, whether made by Purchaser, Parent or any Affiliate, or any of their officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or any Collateral Agreement, the transactions contemplated hereby or its business, notwithstanding the delivery or disclosure to Seller or its representatives of any documentation or other information with respect to any one or more of the foregoing.

4.13 Purchaser Acknowledgements

(a) With respect to the Purchased Assets, the Business, or any other rights or obligations to be transferred hereunder or under the Collateral Agreements or pursuant hereto or thereto, Purchaser has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller, any Affiliate, or any agent, employee, attorney or other representative of Seller or by any Person representing or purporting to represent Seller that are not expressly set forth in this Agreement or in the Collateral Agreements (including the Schedules and Exhibits hereto and thereto), whether or not any such representations, warranties or statements were made in writing or orally.

(b) Purchaser acknowledges that it has made its own assessment of the future of the Business and is sufficiently experienced to make an informed judgment with respect thereto. Purchaser further acknowledges that neither Seller nor any Affiliate has made any warranty, express or implied, as to the future of the Business or its profitability for Purchaser, or with respect to any forecasts, projections or business plans (collectively, “Projections”) prepared by or on behalf of Seller and delivered to Purchaser in connection with the Business and the negotiation and the execution of this Agreement, if any. With respect to any such Projections delivered by or on behalf of Seller or any Affiliate to Purchaser, if any Purchaser acknowledges that (i) there are uncertainties inherent in attempting to make such Projections and (ii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such Projections furnished to it.

(c) Purchaser acknowledges that any information disclosed by Seller in the attached Schedules under any section number shall be deemed to be disclosed and incorporated into any other section number under this Agreement where such disclosure is reasonably apparent from the context of the disclosure exception to be applicable to such other section numbers.

(d) Except as set forth in Article III hereof, Purchaser acknowledges that the Purchased Assets, the Business, or any other rights or obligations to be transferred hereunder or under the Collateral Agreements or pursuant hereto or thereto shall be acquired by Purchaser on an “AS IS, WHERE IS” basis and in their then present condition, and Purchaser shall rely solely upon its own examination thereof. IN ANY EVENT, EXCEPT AS EXPLICITLY SET FORTH IN THIS AGREEMENT, OTHER COLLATERAL AGREEMENTS OR ANCILLARY AGREEMENTS, NONE OF SELLER, ANY AFFILIATE OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, PARTNERS, EMPLOYEES, AFFILIATES OR REPRESENTATIVES, AS THE CASE MAY BE, HAS MADE OR IS MAKING ANY REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE VALUE OF ANY ASSET OR BUSINESS BEING SO ACQUIRED, OR ANY WARRANTY OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR QUALITY, WITH RESPECT TO ANY OF THE TANGIBLE OR INTANGIBLE ASSETS BEING SO ACQUIRED, OR AS TO THE CONDITION OR WORKMANSHIP THEREOF, OR AS TO THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT.

5. Certain Covenants

5.1 Tax Reporting and Allocation of Consideration

(a) Seller and Purchaser acknowledge and agree that (i) Seller will be responsible for and will perform all Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Seller or its Subsidiaries to any Business Employee in connection with operating the Business prior to or on the Closing Date, and (ii) Purchaser will be responsible for and will perform all Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Purchaser to any Transferred Employee in connection with operating the Business after the Closing Date.

(b) Seller and Purchaser recognize their mutual obligations pursuant to Section 1060 of the Code to timely file IRS Form 8594 (the “Asset Acquisition Statement”) with each of their respective federal income tax returns. Accordingly, within thirty (30) days of the Closing Date, Seller and Purchaser agree to attempt in good faith to (i) enter into a Purchase Price allocation agreement (a first draft of which shall be provided by Purchaser on or prior to the Closing Date) providing for the allocation of the Purchase Price among the Purchased Assets consistent with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder, and (ii) cooperate in the preparation of the Asset Acquisition Statement in accordance with clause (i) hereof for timely filing with each of their respective federal income tax returns. If Seller and Purchaser agree on a Purchase Price allocation, then neither Seller nor Purchaser shall file any tax return taking a position inconsistent with such allocation.

5.2 Business Employees

(a) Purchaser shall make offers of employment to the employees set forth on Schedule 5.2 (the “Identified Employees”). Identified Employees who accept Purchaser’s offer of employment, as of the effective date of their employment with Purchaser, shall be referred to as “Transferred Employees”.

(b) Purchaser shall offer to each Identified Employee and provide to each Transferred Employee a total compensation package of salary and bonus (on an aggregate basis) which is substantially similar to their salary and bonus package with Seller. Seller shall assign and Purchaser shall assume all of Seller’s rights and obligations under Seller’s existing health insurance plans listed on Schedule 5.2, and Purchaser shall maintain such plans for the benefit of the Transferred Employees until at least December 31, 2013, at which time Purchaser shall either terminate or continue such plans in its sole discretion, in accordance with applicable law. Purchaser’s benefit plans and policies, to the extent permitted by Purchaser’s existing plans and policies, including vacation, 401(k), severance and welfare plans, shall recognize (i) for purposes of satisfying any deductibles during the coverage period that includes the Closing Date, any payment made by any Transferred Employee towards deductibles in any similar insurance plan of Seller or its Subsidiaries, and (ii) for purposes of determining eligibility to participate, vesting and for any schedule of benefits based on service (other than for benefits accrued under any defined benefit plan), all service with Seller or its Subsidiaries, including service with predecessor employers that was recognized by Seller or its Subsidiaries and any prior unabridged service with Seller or its Subsidiaries. At such time as Purchaser elects to terminate the medical and dental plans maintained by Seller and transfer the Transferred Employees onto Purchaser’s medical and dental plans, Purchaser shall make a one-time adjustment to the base salary of each Transferred Employee to account for the difference in the employee portion of the medical and dental premiums under the medical and dental plans maintained by the Seller and the Purchaser respectively. The base salary adjustment shall be effective as of the day following the date such plan change is made.

(c) Employment with Purchaser of Transferred Employees shall be effective as of the day following the close of business on the Closing Date, except that the employment of individuals receiving short-term disability benefits or on approved leave of absence on the Closing Date will become effective as of the date they present themselves for work with the Purchaser. Nothing in this Agreement shall prevent Purchaser from terminating the employment of any Transferred Employee at any time after the Closing.

(d) Purchaser agrees that its health and welfare plans shall waive any pre-existing condition exclusion (to the extent such exclusion was waived under applicable health and welfare plans offered to the Transferred Employees by the Seller or its Subsidiaries) and any proof of insurability.

(e) Purchaser shall provide severance benefits to the Transferred Employees in accordance with Purchaser’s severance policies for its employees in effect from time to time.

(f) On or before the Closing Date, Seller agrees to timely perform and discharge all applicable requirements under the WARN Act and similar state and local laws for the notification of employees and state and local governmental bodies arising as a result of the consummation of the transactions contemplated hereby. On and after the Closing Date, Purchaser will be responsible for performing and discharging all requirements under the WARN Act and similar state and local laws for the notification of Purchaser’s employees and state and local governmental bodies. Purchaser and Seller acknowledge that their respective obligations under this Section 5.2(f) may be affected by certain hiring or termination decisions made by each of them during the 90-day period prior to and after the Closing Date. Accordingly, Purchaser and Seller agree to cooperate in good faith to provide sufficient information regarding their intentions to enable the other to discharge its obligations under this Section 5.2(f) in a timely manner. Purchaser and Seller further agree to provide sufficient information to each other to enable the identification of and timely notification to any employee to whom a notification obligation might attach.

(g) Nothing herein shall be construed to restrict the right of Purchaser to review and change its employment policies, terms and benefits at any time or to terminate any employee.

5.3 Collateral Agreements

On or prior to the Closing Date, Purchaser shall execute and deliver to Seller, and Seller shall execute and deliver to Purchaser the Collateral Agreements.

5.4 Regulatory Compliance

Purchaser and Seller shall cooperate, and shall cause their respective Affiliates to cooperate, with the other in making filings under the HSR Act and any applicable filings required under foreign antitrust Laws, if any, and each party shall use its reasonable commercial efforts to resolve such objections, if any, as the Antitrust Division of the Department of Justice or the Federal Trade Commission or state antitrust enforcement or other Governmental Body may assert under the antitrust Laws with respect to the transactions contemplated hereby. In the event an action is instituted by any Person challenging the transactions contemplated hereby as violative of the antitrust Laws, Purchaser and Seller shall use, and shall cause their respective Subsidiaries to use, their respective reasonable commercial efforts to resist or resolve such action. Purchaser shall bear all costs relating to any premerger notification filing fees, if any, in connection with the HSR Act or other regulatory filings.

5.5 Premises Lease Consent

Purchaser and Seller shall cooperate, and shall cause their respective Affiliates to cooperate, with the other in obtaining the Lease Consent with respect to the Leased Premises.

5.6 Environmental Covenants

Seller shall, at Purchaser’s expense, transfer and assign all transferable and assignable Governmental Permits associated with the Business, including those issued pursuant to Environmental Laws, to Purchaser at Closing, and shall otherwise promptly cooperate with Purchaser after the Closing Date to effectuate such transfer.

5.7 Committed Inventory

Purchaser and Seller acknowledge and agree that (a) Seller is obligated to a certain contract manufacturer (“CM”) to purchase certain inventory items as described in the spreadsheet entitled “WABASH INVENTORY” included on Schedule 3.14(a) hereof (the “Committed Inventory”), and (b) the Committed Inventory held by Seller is excluded from the Purchased Assets. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, at such time and to the extent Purchaser requires additional materials identical to those included within the Committed Inventory in connection with the manufacturer of Products of the Business after the Closing Date, Purchaser agrees to first purchase at their Fair Market Value those items from Seller’s Committed Inventory prior to purchasing such items from any third party vendor or CM.

5.8 Water Purification Royalty

For a period of five (5) years following Closing, with the first year starting on the Closing Date and each year following thereafter, Purchaser shall pay Member a royalty on Net Sales of the Water Purification Business equal to 3% per year. “Net Sales” means gross revenue less discounts, returns and sales allowances.

5.9 Consulting and Employment Agreements

Purchaser and Seller shall enter into employment and/or consulting agreements with the individuals listed on Schedule 5.9 on the terms set forth therein (the “Employment and Consulting Agreements”).

5.10 Lease Amendments

The Purchaser and Seller shall enter into amendments to each of the Assumed Leases with the respective landlords thereto (the “Lease Amendments”).

5.11 Covenant Not to Compete and Non-Solicitation

(a) In light of the extensive knowledge of the Business possessed by Seller, Member or their Affiliates, and for good and valuable consideration which the parties acknowledge, it is mutually agreed that, for the period commencing at the Closing Date and ending on the fifth (5th) anniversary thereof (the “Non-Compete Period”), neither Seller nor Member shall directly or indirectly, through an Affiliate or otherwise, conduct, manage, operate, engage, participate in, control or have an ownership interest in any business, firm, sole proprietorship, corporation, partnership, limited liability company, joint venture or other entity, enterprise or association that is engaged in any business which competes, directly or indirectly, with the Business anywhere in the United States (“Competitive Activities”). Notwithstanding the foregoing, Purchaser hereby agrees that the foregoing covenant shall not be deemed breached as a result of (A) the ownership by Seller, Member or any of their Affiliates of stock as a passive investor (and not as a director, employee, consultant, agent or independent contractor) in any publicly owned corporation so long as Seller’s or Member’s ownership in such corporation, directly or indirectly, and when aggregated with the direct or indirect ownership of any member or Affiliate of Seller or Member, as applicable, is less than five percent 5% of the voting stock of such corporation; or (B) Member’s employment with, or ownership of any equity interest in, McGrath RentCorp, a California corporation, or any of its Affiliates (“McGrath”). The parties hereby acknowledge that Member has an ownership interest in, or employment or other involvement with, Adler Industrial Services, Inc., Tire Solutions, LLC, Sabre Realty, LLC, Brave New World Realty, LLC, Frost Realty Company, LLC and Jaws Realty, LLC. (the “Related Parties”), and such ownership of, employment by or other involvement with such Related Parties shall not be prohibited hereby if such Related Parties do not directly or indirectly engage in Competitive Activities during the Non-Compete Period. Seller hereby agrees that it shall be deemed a breach of this Section 5.11 for Seller or Member, except as permitted in subsections (A) and (B) above, to own, operate, control or be employed by any business that directly or indirectly engages in Competitive Activities during the Non-Compete Period.

(b) During the Non-Compete Period, neither Seller nor Member, directly or indirectly, through an Affiliate or otherwise, except with the prior written consent of Purchaser, shall (i) call-on, solicit or induce, or attempt to solicit or induce, any employee or staff member of the Business to leave the employ of Purchaser for any reason whatsoever, or provide employment, either on a full-time basis or part-time or consulting basis, to any person who then currently is, or who within six (6) months immediately prior thereto was, an employee of or staff member of the Business; or (ii) do any act or thing to cause, bring about, or induce any interference with, disturbance to or interruption of any existing relationship of the Business with any client, strategic partner, distributor, customer or supplier of the Business, including soliciting or encouraging any such client, strategic partner, distributor, customer or supplier to discontinue or reduce its business with Purchaser or to become a client, strategic partner, distributor, customer or supplier of any other Person. Notwithstanding the foregoing, Purchaser hereby agrees that the foregoing covenant shall not be deemed breached as a result of Member’s soliciting or encouraging any such client, strategic partner, distributor, customer or supplier described in the preceding sentence, to become or remain a client, strategic partner, distributor, customer or supplier of Member, McGrath or any of the Related Parties, provided such Persons do not directly or indirectly engage in Competitive Activities during the Non-Compete Period.

(c) Without limiting the remedies available, the parties agree that damages at law may be an insufficient remedy in the event of breach of this Section 5.11 and that the injured party should be entitled to seek injunctive relief or other equitable remedies in the event of any such breach.

(d) If any of the provisions of this Section 5.11 are held to be unenforceable in any jurisdiction, then, as to such jurisdiction, such provision shall be ineffective to the extent of its unenforceability in such jurisdiction, without affecting the remaining provisions of this Section 5.11 in such jurisdiction, or affecting in any other jurisdiction the validity or enforceability of such provision or of this Section 5.11.

5.12 Change of Name

As soon as reasonably practicable after the Closing, the Seller shall change its name to one that does not include the word “Sabre”.

5.13 Environmental Insurance

Seller and Purchaser have agreed to purchase the PLL Policy for the benefit of both Seller and Purchaser. At Closing, Seller and Purchaser each agree to pay fifty percent of the premium, surplus lines taxes or other costs associated with procuring the PLL Policy. Seller shall be responsible for the selection of the insurer for, and the negotiation of the form of, the PLL Policy.

6. Confidential Nature of Information

6.1 Confidentiality Agreement

Purchaser agrees that the Confidentiality Agreement shall apply to (a) all documents, materials and other information that it shall have obtained regarding Seller or its Affiliates during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), any investigations made in connection therewith and the preparation of this Agreement and related documents and (b) all analyses, reports, compilations, evaluations and other materials prepared by Purchaser or its counsel, accountants or financial advisors that contain or otherwise reflect or are based upon, in whole or in part, any of the provided information; provided, however, that subject to Section 6.2(a), the Confidentiality Agreement shall terminate as of the Closing and shall be of no further force and effect thereafter with respect to information of Seller or its Subsidiaries the ownership of which is transferred to Purchaser.

6.2 Seller’s and Purchaser’s Proprietary Information

(a) Except as provided in Sections 6.2(b) and (d), after the Closing and for a period of two years following the Closing Date, each of Seller and Purchaser agree that it will keep confidential all Proprietary Information of the other party or its Affiliates that is received from, or made available by, in the course of the transactions contemplated hereby, including, for purposes of this Section 6.2, information about the Business’s business plans and strategies, marketing ideas and concepts, especially with respect to unannounced products and services, present and future product plans, pricing, volume estimates, financial data, product enhancement information, business plans, marketing plans, sales strategies, customer information (including customers’ applications and environments), market testing information, development plans, specifications, customer requirements, configurations, designs, plans, drawings, apparatus, sketches, software, hardware, data, prototypes, connecting requirements or other technical and business information, except, in the case of Purchaser’s obligation, for such Proprietary Information as is conveyed to Purchaser as part of the Purchased Assets in accordance with the terms therein.

(b) Notwithstanding the foregoing, such Proprietary Information shall not be deemed confidential and neither Seller nor Purchaser shall have any obligation with respect to any such Proprietary Information that:

(i) at the time of disclosure was already known to Seller or Purchaser, as the case may be, other than the Proprietary Information included in the Purchased Assets and as a result of this transaction, free of restriction as evidenced by documentation in Seller’s or Purchaser’s possession, as the case may be;

(ii) is or becomes publicly known through publication, inspection of a product or otherwise, and through no negligence or other wrongful act of Seller or Purchaser, as the case may be;

(iii) is received by Seller or Purchaser, as the case may be, from a Third Party without similar restriction and without breach of any agreement;

(iv) to the extent it is independently developed by Seller or Purchaser, as the case may be; or

(v) is, subject to Section 6.2(c), required to be disclosed under applicable Law or judicial process.

(c) If Seller (or any of its Affiliates) or Purchaser (or any of its Affiliates), as the case may be, is requested or required (by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any Proprietary Information, such party will promptly notify the other party of such request or requirement and will cooperate with such other party such that such other party may seek an appropriate protective order or other appropriate remedy. If, in the absence of a protective order or the receipt of a waiver hereunder, a party (or any of its Affiliates) is in the opinion of its counsel compelled to disclose the Proprietary Information or else stand liable for contempt or suffer other censure or significant penalty, such party (or its Affiliate) may disclose only so much of the Proprietary Information to the Person compelling disclosure as is required by Law. Seller or Purchaser, as the case may be, will exercise its (and will cause its Affiliates to exercise their) reasonable best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such Proprietary Information.

(d) Except to the extent that disclosure thereof is required under accounting, stock exchange or federal securities or labor relations Laws disclosure obligations, the terms and conditions of this Agreement and the Collateral Agreements, and all attachments and amendments hereto and thereto shall be considered Proprietary Information protected under this Article 6. Notwithstanding anything in this Article 6 to the contrary, in the event that any such Proprietary Information is also subject to a limitation on disclosure or use contained in another written agreement between Purchaser and Seller or either of their respective Affiliates that is more restrictive than the limitation contained in this Article 6, then the limitation in such agreement shall supersede this Article 6.

7. Closing

At the Closing, the following transactions shall take place:

7.1 Deliveries by Seller

On the Closing Date, Seller shall deliver to Purchaser the following:

(a) the Collateral Agreements, duly executed by Seller or such other appropriate party;

(b) all Required Consents and all other consents, waivers or approvals theretofore obtained by Seller with respect to the sale of the Purchased Assets or the consummation of the transactions contemplated by this Agreement or the Collateral Agreements;

(c) a certificate of an appropriate officer of Seller, dated the Closing Date, certifying to the best of his or her knowledge as to Seller’s organizational documents, due authorization of this Agreement and the Collateral Agreements, and the incumbency of certain officers of Seller; and

(d) all such other bills of sale, assignments and other instruments of assignment, transfer or conveyance as Purchaser may reasonably request or as may be otherwise necessary to evidence and effect the sale, transfer, assignment, conveyance and delivery of the Purchased Assets to Purchaser and to put Purchaser in actual possession or control of the Purchased Assets and where necessary or desirable, in recordable form.

7.2 Deliveries by Purchaser

On the Closing Date, Purchaser shall deliver or cause to be delivered to Seller the following:

(a) the Purchase Price as provided in Section 2.3;

(b) the Collateral Agreements, duly executed by Purchaser;

(c) a certificate of an appropriate officer of Purchaser, dated the Closing Date, certifying to the best of his or her knowledge as to Purchaser’s organizational documents, due authorization of this Agreement and the Collateral Agreements, and the incumbency of certain officers of Purchaser; and

(d) all such other documents and instruments as Seller may reasonably request or as may be otherwise necessary or desirable to evidence and effect the assumption by Purchaser of the Assumed Liabilities.

7.3 Closing Date

The Closing shall take place at the offices of Counsel to Seller on the date hereof, subject to the deliveries of Seller and Purchaser required by Sections 7.1 and 7.2 hereof, or at such other place or time or on such other date as Seller and Purchaser may agree upon in writing (such date and time being referred to herein as the “Closing Date”).

7.4 Contemporaneous Effectiveness

All acts and deliveries prescribed by this Article 7, regardless of chronological sequence, will be deemed to occur contemporaneously and simultaneously on the occurrence of the last act or delivery, and none of such acts or deliveries will be effective until the last of the same has occurred.

8. [Intentionally Omitted]

9. Status of Agreements

The rights and obligations of Purchaser and Seller under this Agreement shall be subject to the following terms and conditions:

9.1 Intentionally Omitted

9.2 Survival of Representations and Warranties

The representations, warranties and covenants contained herein or in any certificate delivered pursuant to this Agreement shall survive the Closing and any investigation made by Seller or Purchaser. No claim or action for a breach or inaccuracy of the representations or warranties made herein or in any certificate delivered pursuant to this Agreement shall be brought more than twelve (12) months following the Closing Date, except for claims arising out of the representations and warranties contained in the first sentence of Section 3.1 (Organization), Section 3.4(a) (Title and Sufficiency of Assets), Section 3.13 (Brokers), the first sentence of Section 4.1 (Organization) and Section 4.4 (Brokers) (collectively, the “Specified Representations”), which claims may be brought until thirty (30) days following the expiration of the applicable statute of limitations, Section 3.22 (Tax), which claim may be brought until thirty (30) days following the expiration of the applicable statute of limitations, and Section 3.10 (Environmental), which claims may be brought until the fifth (5th) anniversary of the date hereof. Absent fraud or willful misconduct, neither Seller nor Purchaser shall have any liability whatsoever with respect to such representations or warranties after the survival period for claims under such representation or warranty expires except for any claims of which the indemnifying party has been notified by the claiming party prior to the expiration thereof. It is understood that a claim may be made prior to such time as the exact amount thereof shall have been determined.

9.3 General Agreement to Indemnify

(a) Seller and Member, jointly and severally, on the one hand, and Purchaser, on the other hand, shall indemnify, defend and hold harmless the other party hereto, any Affiliate thereof and any director, officer, employee, attorney or agent of the other party (each an “Indemnified Party”) from and against any and all claims, actions, suits, proceedings, liabilities, obligations, losses, and damages, amounts paid in settlement, interest, costs and expenses (including reasonable attorney’s fees, court costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (collectively, “Losses”) incurred or suffered by any Indemnified Party to the extent that the Losses arise by reason of, or result from (i) subject to Section 9.2, any breach or inaccuracy of any representation or warranty of such party contained in this Agreement, in any Collateral Agreement or in any certificate delivered pursuant hereto or thereto, or (ii) the breach by such party of any covenant or agreement of such party contained in this Agreement or in the Collateral Agreements to the extent not waived by the other party.

(b) Seller and Member, jointly and severally, further agree to indemnify and hold harmless Purchaser’ Indemnified Parties from and against any Losses incurred by such parties arising out of, resulting from, or relating to: (i) the Excluded Liabilities; (ii) any claim, demand or liability for the Taxes for which Seller is responsible pursuant to Sections 2.9 or 5.1(a); (iii) the Wabash Agreement; (iv) any claims of any Business Employee employed by Purchaser in connection with any Benefit Plan of Seller or such Business Employee’s employment with Seller accruing prior to and including the Closing Date; (v) any Encumbrances on the Purchased Assets, other than a Permitted Encumbrance; and (vi) the ownership or operation of the Purchased Assets or the Business prior to the Closing Date.

(c) Purchaser further agrees to indemnify and hold harmless Seller and Member with respect to: (i) any failure of Purchaser to discharge any of the Assumed Liabilities; (ii) any claim, demand or liability for the Taxes for which Purchaser is responsible pursuant to Sections 2.9 or 5.1(a); and (iii) any medical, health or disability claims of any Transferred Employee relating to services rendered or benefits earned after the Closing Date.

(d) Amounts payable in respect of the parties’ indemnification obligations shall be treated as an adjustment to the Purchase Price. Purchaser and Seller agree to cooperate in the preparation of a supplemental Asset Acquisition Statement as required by Section 5.3 and Treasury Reg. § 1.1060-1T(e) as a result of any adjustment to the Purchase Price pursuant to the preceding sentence. Whether or not the Indemnifying Party (as defined below) chooses to defend or prosecute any Third-Party Claim (as defined in Section 9.4(a)), both parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith or as provided in Section 5.1.

(e) The amount of the Indemnifying Party’s liability under this Agreement shall be determined taking into account any applicable insurance proceeds actually received by, and other savings, including tax savings, that actually reduce the overall impact of the Losses upon, the Indemnified Party. The indemnification obligations of each party hereto under this Article 9 shall inure to the benefit of the directors, officers and Affiliates of the other party hereto on the same terms as are applicable to such other party.

(f) The Indemnifying Party’s liability for claims made under Section 9.3(a)(i) shall be subject to the following limitations: (i) the Indemnifying Party shall have no liability for such claims made under Section 9.3(a)(i) until the aggregate amount of the Losses incurred shall exceed $100,000 (the “Deductible”), in which case the Indemnifying Party shall be liable for all such Losses in excess of such amount, and (ii) the Indemnifying Party’s aggregate liability for all such claims made under Section 9.3(a)(i) shall not exceed $1,400,000 (the “Warranty Cap”); provided, however, claims under the Specified Representations shall not be subject to the foregoing Deductible or Warranty Cap. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, neither Party shall have liability under this Section 9.3 in excess of the Purchase Price, provided, however, that this limitation shall not apply in connection with claims arising from the intentional fraud or willful misconduct of such party.

(g) Absent fraud or willful misconduct, the indemnification provided in this Article 9 shall be the sole and exclusive remedy after the Closing Date for damages available to the parties to this Agreement for breach of any of the terms, conditions, representations or warranties contained herein or any right, claim or action arising from the transactions contemplated by this Agreement; provided, however, this exclusive remedy for damages does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement or any Collateral Agreement.

(h) Notwithstanding anything contained in this Agreement to the contrary, no party shall be liable to the other party for special, punitive, exemplary or consequential loss or damage (including any loss of revenue or profit) arising out of this Agreement, provided, however, the foregoing shall not be construed to preclude recovery by the Indemnified Party in respect of Losses directly incurred from Third Party Claims. Both parties shall use commercially reasonable efforts to mitigate their damages.

(i) The rights to indemnification under Section 9.3 shall be subject to set-off for any claim by the Indemnifying Party against any Indemnified Party, whether or not arising from the same event giving rise to such Indemnified Party’s claim for indemnification, to the extent arising out of this Agreement or any Collateral Agreements.

9.4 General Procedures for Indemnification

(a) The Indemnified Party seeking indemnification under this Agreement shall promptly notify the party against whom indemnification is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any action, suit or proceeding by any Third Party, in respect of which indemnity may be sought hereunder and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (unless the Indemnifying Party has suffered material prejudice by such failure). The Indemnifying Party shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within ten (10) days of receipt of notice from the Indemnified Party of the commencement of or assertion of any claim, action, suit or proceeding by a Third Party in respect of which indemnity may be sought hereunder (a “Third-Party Claim”), to assume the defense and control, at its expense, the settlement of such Third-Party Claim that (i) involves (and continues to involve) solely money damages, or (ii) involves (and continues to involve) claims for both money damages and equitable relief against the Indemnified Party that cannot be severed, where the claims for money damages are the primary claims asserted by the Third Party and the claims for equitable relief are incidental to the claims for money damages, provided that in such notice the Indemnifying Party acknowledges responsibility for such Third Party Claim.

(b) The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third-Party Claim that the other is defending, as provided in this Agreement; provided, that an Indemnified Party may, at any time when it believes in good faith that an actual conflict of interest exists between such Indemnified Party and the Indemnifying Party, obtain its own counsel in connection with such proceeding at the expense of the Indemnifying Party.

(c) The Indemnifying Party, if it has assumed the defense of any Third-Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld) unless such settlement or judgment relates solely to monetary damages for which the Indemnified Party is fully indemnified. The Indemnifying Party shall not, without the Indemnified Party’s prior written consent, enter into any compromise or settlement that (i) commits the Indemnified Party to take, or to forbear to take, any action, (ii) inhibits the conduct of the Business or otherwise impairs the value of the Purchased Assets, or (iii) does not provide for a complete release by such Third Party of the

Indemnified Party. The Indemnified Party shall have the sole and exclusive right to settle any Third-Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third-Party Claim involves equitable or other non-monetary relief against the Indemnified Party, and shall have the right to settle any Third-Party Claim involving money damages for which Seller has not assumed the defense pursuant to this Section 9.4 with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(d) In the event an Indemnified Party shall claim a right to payment pursuant to this Agreement, such Indemnified Party shall send written notice of such claim to the Indemnifying Party. Such notice shall specify in such detail as is available from the circumstances at the time the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, and subject to the limitations set forth in Section 9.3, the Indemnified Party and the Indemnifying Party shall establish the merits and amount of such claim by mutual agreement, or, if necessary, by arbitration in a manner reasonably determined by mutual agreement of such parties.

(e) Except for any Non-Insured Risk, Purchaser shall use diligent, commercially reasonable efforts to recover any Losses from the insurer which issued the PLL Policy before seeking indemnification from Seller. All amounts paid by Purchaser under the PLL Policy towards any deductible, self-insured retention, or other cost or expense associated with the PLL Policy which is not reimbursed by the insurer shall be applied towards the Deductible. Purchaser and Seller agree to use diligent, commercially reasonable efforts to cooperate with each other regarding the pursuit of claims made under the PLL Policy, and the parties agree to promptly share information with each other including (1) providing each other with copies of all written communications, claims, reports, emails, and other documentation submitted to or received from the insurer in connection with the PLL Policy; and (2) providing each other with an opportunity to participate in any meetings or substantive phone calls regarding claims made under the PLL Policy.

9.5 Reimbursement

At the time the amount of any liability on the part of the Indemnifying Party under this Section 9 is determined (which in the case of payments to any Third Party shall be the earlier of (i) the date of such payments or (ii) the date that a court of competent jurisdiction shall enter a final judgment, order or decree (after exhaustion of appeal rights) establishing such liability), the Indemnifying Party shall within three business days upon notice from the Indemnified Party, pay to the Indemnified Party, the amount of the indemnity claim. To the extent the Indemnifying Party fails to pay the Indemnified Party within the foregoing time period, such amounts shall accrue interest at an annualized rate of prime rate plus five percent, such accrued interest payable to the Indemnified Party as well.

10. Miscellaneous Provisions

10.1 Notices

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt if (i) mailed by certified or registered mail, return receipt requested, (ii) sent by Federal Express or other express carrier, fee prepaid, (iii) sent via facsimile with receipt confirmed, or (iv) delivered personally, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a) If to Seller, to:	Sabre Manufacturing, LLC
95 Firmenich Way
Newark, New Jersey 07114
Facsimile: (973) 984-5177
Attn: Steven Adler

With a copy to:	Mandelbaum Salsburg PC
155 Prospect Avenue
West Orange, New Jersey 07052
Facsimile: (973) 325-7467
Attn: Barry Mandelbaum, Esq.

(b) If to Purchaser, to:	MANITEX SABRE, INC.
9725 Industrial Drive
Bridgeview, Illinois 60455
Facsimile: (708) 430-1335
Attn: Andrew Rooke

With a copy to:	Bryan Cave LLP
161 North Clark Street, Suite 4300
Chicago, IL 60601
Facsimile: (312) 698-7555
Attention: John P. Goebel, Esq.

10.2 Expenses

Except as otherwise provided in this Agreement, each party to this Agreement will bear all the fees, costs and expenses that are incurred by it in connection with the transactions contemplated hereby, whether or not such transactions are consummated.

10.3 Entire Agreement; Modification

The agreement of the parties, which is comprised of this Agreement, the Schedules and Exhibits hereto and the documents referred to herein, sets forth the entire agreement and understanding between the parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

10.4 Assignment; Binding Effect; Severability

This Agreement may not be assigned by any party hereto without the other party’s written consent except to a Subsidiary of such assigning party provided such assigning party guarantees the performance of such Subsidiary hereunder. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of each party hereto. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to either party, in which event the parties shall use reasonable commercial efforts to arrive at an accommodation that best preserves for the parties the benefits and obligations of the offending provision.

10.5 Governing Law

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK IRRESPECTIVE OF THE CHOICE OF LAWS PRINCIPLES OF THE STATES OF NEW YORK, ILLINOIS, MICHIGAN OR INDIANA, AS TO ALL MATTERS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, ENFORCEABILITY, PERFORMANCE AND REMEDIES.

10.6 Execution in Counterparts

This Agreement may be executed in any number of counterparts, including facsimile or pdf counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.7 Public Announcement

Upon signing of this Agreement, Seller and Purchaser shall prepare a mutually agreeable release announcing the transaction contemplated hereby. Except for such press release, neither Seller nor Purchaser shall, without the approval of the other, make any press release or other announcement concerning the existence of this Agreement or the terms of the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by Law, in which case the other party shall be advised and the parties shall use their reasonable commercial efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to comply with accounting, stock exchange or federal securities Law disclosure obligations.

10.8 No Third-Party Beneficiaries

Nothing in this Agreement, express or implied, is intended to or shall (a) confer on any Person other than the parties hereto and their respective successors or assigns any rights (including Third-Party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement, or (b) constitute the parties hereto as partners or as participants in a joint venture. This Agreement shall not provide Third Parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement. Nothing in this Agreement shall be construed as giving to any Business Employee, or any other individual, any right or entitlement under any Benefit Plan, policy or procedure maintained by Seller, except as expressly provided in such Benefit Plan, policy or procedure. No Third Party shall have any rights under Section 502, 503 or 504 of ERISA or any regulations thereunder because of this Agreement that would not otherwise exist without reference to this Agreement. No Third Party shall have any right, independent of any right that exist irrespective of this Agreement, under or granted by this Agreement, to bring any suit at law or equity for any matter governed by or subject to the provisions of this Agreement.

[signatures on next page]

IN WITNESS WHEREOF, each party has caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.

Seller:

SABRE MANUFACTURING, LLC

By:	/s/ Steven Adler
Name: Steven Adler
Title: Managing Member

Member:

/s/ Steven Adler
STEVEN ADLER

Purchaser:

MANITEX SABRE, INC.

By:	/s/ David J. Langevin
Name: David J. Langevin
Title: President

Parent:

MANITEX INTERNATIONAL, INC.

By:	/s/ David J. Langevin
Name: David J. Langevin
Title: Chief Executive Officer